Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion
or $2.67 Per Share
Adjusted earnings of $866 million or $1.47 per share

Highlights

•	Delivered significant improvement in Midstream results

•	Achieved record earnings in Chemicals

•	Refining impacted by planned downtime

•	Returned $2.2 billion of capital to shareholders including the exchange of Phillips Specialty Products Inc. for Phillips 66 shares

HOUSTON, April 30, 2014 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces first-quarter earnings of $1.6 billion and adjusted earnings of $866 million excluding $706 million primarily related to the realized gain on the Phillips Specialty Products Inc. (PSPI) exchange. This compares with fourth-quarter 2013 earnings of $826 million and adjusted earnings of $808 million.

"We delivered a strong quarter, with solid performance and improved margins in our Midstream and Chemicals businesses," said Greg Garland, chairman and CEO of Phillips 66. "Our Refining results were impacted by planned downtime at several of our Gulf Coast and Central Corridor refineries and tightening crude spreads."

"During the first quarter, we made significant progress executing our Midstream growth plans. Phillips 66 Partners completed its first acquisition, final investment decisions were reached on our Sweeny NGL Fractionator I and Freeport LPG Export Terminal projects, and we signed a key LPG sales agreement. In addition to funding our growth plans, we continued to return capital to our shareholders through the payment of regular dividends, ongoing share repurchases and the PSPI share exchange," said Garland.

Midstream

Midstream recorded $188 million of earnings during the first quarter of 2014, $67 million higher than the prior quarter.

Phillips 66’s Transportation business earnings were $62 million during the quarter, compared with earnings of $50 million in the fourth quarter of 2013. The increase was primarily attributable to improved margins from higher throughput fees and railcar rates, as well as lower operating costs.

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $866 Million)

First-quarter earnings related to the company’s equity investment in DCP Midstream, LLC were $83 million, compared with $37 million in the prior quarter. The $46 million increase was partially due to gains recorded by Phillips 66 resulting from the issuance of units by DCP Midstream Partners, LP (DCP Partners). In addition, earnings benefited from lower operating costs, as well as higher natural gas and NGL prices.

Earnings from the NGL business were $43 million for the quarter, compared with $34 million during the fourth quarter of 2013. The increase was primarily related to improved margins driven by stronger propane prices.

Chemicals

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). First-quarter 2014 Chemicals earnings were $316 million, an increase of $55 million from the prior quarter.

During the first quarter of 2014, CPChem's Olefins and Polyolefins (O&P) business contributed $283 million to Phillips 66's Chemicals earnings, compared with $262 million in the prior quarter. This increase was primarily due to higher realized O&P chain margins and improved earnings from CPChem's equity affiliates, partially offset by lower ethylene volumes. Global utilization for O&P was 93 percent during the quarter.

CPChem's Specialties, Aromatics and Styrenics (SA&S) business contributed $38 million of earnings during the first quarter of 2014, $29 million higher than the prior period. The improvement was mainly driven by lower costs and improved benzene margins following the completion of a planned turnaround during the fourth quarter.

Refining

Refining earnings were $306 million during the first quarter of 2014, compared with earnings of $418 million during the previous quarter. The decrease was primarily attributed to lower volumes due to planned turnaround and maintenance activities, as well as weaker realized refining margins. Despite higher worldwide market crack spreads, realized margins decreased mostly due to tightening crude spreads, lower clean product realizations and negative inventory impacts.

During the quarter, 91 percent of Phillips 66’s U.S. crude slate was advantaged, compared with 94 percent in the fourth quarter of last year. This decrease was largely due to planned refinery turnaround activity in the Gulf Coast region.

Worldwide, Phillips 66’s refining utilization was 90 percent and clean product yield was 84 percent in the first quarter of 2014.

Marketing and Specialties

First-quarter earnings for Marketing and Specialties (M&S) were $137 million, compared with earnings of $105 million during the prior quarter.

Earnings from Marketing and Other were $93 million during the quarter, compared with earnings of $54 million in the previous quarter. The $39 million increase was primarily due to improved U.S. margins, partially offset by higher costs and lower volumes. Refined product exports totaled 139,000 barrels per day in the first quarter, down from 197,000 barrels per day last quarter. The lower exports resulted mostly from refinery turnaround activity in the Gulf Coast region during the first quarter.

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $866 Million)

Phillips 66’s Specialties businesses generated earnings of $44 million during the first quarter of 2014, compared with earnings of $51 million during the prior quarter. The decrease primarily reflects lower base oil margins, partially offset by improved lubricants margins.

Corporate and Other

Corporate and Other costs were $81 million after-tax for the quarter, $16 million lower than costs in the fourth quarter of 2013.

Discontinued Operations

PSPI, which is reported as Discontinued Operations, was exchanged Feb. 25, 2014, for 17.4 million shares of Phillips 66 common stock. Earnings during the first quarter of 2014 were $706 million, primarily reflecting the gain realized on the exchange. In the fourth quarter of 2013, Discontinued Operations earnings were $18 million.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $1.4 billion of cash from operations. The company received a $1.2 billion special distribution from WRB Refining in the first quarter of 2014, of which $760 million benefited cash from operations, and $472 million was considered a return of investment and included in "proceeds from asset dispositions." Excluding working capital and the impacts of the WRB special distribution, adjusted cash from operations was $1.0 billion.

The company funded $572 million in capital expenditures and investments, and returned $2.2 billion of capital to shareholders in the first quarter. The PSPI exchange returned $1.35 billion of capital, of which $450 million consisted of cash. In addition, Phillips 66 paid $229 million in dividends and repurchased 8.4 million shares of common stock for $640 million. The share repurchases and PSPI share exchange resulted in 566 million shares outstanding at the end of the first quarter.

As of March 31, 2014, cash and cash equivalents were $5.3 billion and debt was $6.2 billion. The company's debt-to-capital ratio was 22 percent. Additionally, Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 23 percent, and a year-to-date annualized adjusted ROCE of 13 percent.

Strategic Initiatives

Phillips 66 is growing its Midstream and Chemicals segments, while enhancing returns in Refining. As announced in February, the company reached a final investment decision to construct its Sweeny Fractionator I and Freeport LPG Export Terminal, and in March signed a related sales contract for delivery of LPG to China. These two projects represent a projected investment of more than $3 billion.

Phillips 66 Partners LP (NYSE: PSXP) completed its first post-initial public offering acquisition from Phillips 66 in March. This $700 million acquisition included a refined products pipeline system and two refinery-grade propylene storage spheres.

The company's Transportation business took delivery of 2,000 new crude oil railcars in 2013 and ordered an additional 1,200 crude oil railcars during the first quarter of 2014. These new crude railcars, which meet or exceed current government safety standards, are part of Phillips 66's program to increase the safe shipment of advantaged crudes into its refineries. Delivery of the additional railcars is scheduled to be completed by the end of 2014. Construction continued on rail offloading facilities at the Bayway and Ferndale refineries, both of which are expected to be operational in the second half of 2014. Recently, the company also reached agreements with several third-party logistics companies to deliver additional advantaged crude to its refineries.

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $866 Million)

During the quarter, Phillips 66 increased its ownership in the refined products Explorer Pipeline to 19.5 percent with the purchase of an additional 5.7 percent interest. Additionally, the Cross-Channel Connector project is expected to be operational as early as the fourth quarter of 2014.

During the first quarter, DCP Partners completed a $1.15 billion acquisition from DCP Midstream, its largest to date. The transaction included DCP Midstream's one-third interests in the Sand Hills and Southern Hills pipelines and its remaining 20 percent interest in the Eagle Ford system, as well as the 35 million-cubic-feet-per-day (MMCFD) Lucerne 1 Plant in the Denver-Julesburg Basin. In addition, DCP Partners will complete construction of the 200 MMCFD Lucerne 2 Plant, which is expected to be operational in mid-2015. As recently announced, DCP Midstream plans to build a 200 MMCFD sour natural gas processing plant, the Zia II Plant, with associated gathering system expansions in the Permian Basin.

CPChem is investing in domestic growth projects to realize the benefits of low-cost petrochemical feedstocks in the U.S. Gulf Coast (USGC). During the quarter, CPChem broke ground on its USGC Petrochemicals Project consisting of a 3.3 billion-pounds-per-year ethane cracker and two polyethylene facilities, each with an annual capacity of 1.1 billion pounds. The ethane cracker will be built at CPChem's Cedar Bayou Plant in Baytown, Texas, and the two polyethylene units will be built near its Sweeny Facility. The project is expected to start up in 2017. CPChem's 1-hexene project, also at Cedar Bayou, is anticipated to start up during the second quarter of 2014. Globally, CPChem is expanding its sulfur-based products capacity at its Belgium facility by more than 40 percent. Construction is expected to be completed in the second quarter of 2014.

Phillips 66 remains focused on enhancing returns in Refining by expanding access to advantaged feedstocks, controlling costs and optimizing its portfolio. Following a turnaround and crude unit modifications at the Alliance Refinery, the facility now has the capability to process a wider variety of light crude oils. The company continues to progress the potential sale of the Bantry Bay Terminal in Ireland and its interest in the Melaka Refinery in Malaysia; however, the sales process has been discontinued for the Whitegate Refinery in Ireland.

In order to maintain strong refinery utilization rates and meet growing demand for refined products in regions outside the United States, the company is expanding its refined products export capability. Phillips 66 expects to increase its export capability to 550,000 barrels per day by 2016.

In Marketing and Specialties, the company increased its ownership interest in the Sweeny Cogeneration power plant to 100 percent by acquiring the remaining 50 percent interest. Phillips 66's Sweeny Refinery and CPChem's Sweeny Facility both use steam and power generated by the plant.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland; Executive Vice President and Chief Financial Officer Greg Maxwell; and Executive Vice President Tim Taylor will host a webcast at 11 a.m. EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on "Presentations & Conference Calls." For detailed supplemental information, go to www.phillips66.com/earningsreports.

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $866 Million)

Earnings
	Millions of Dollars
	First Quarter	Fourth Quarter
	2014	2013
Midstream	$188	$121
Chemicals	316	261
Refining	306	418
Marketing and Specialties	137	105
Corporate and Other	(81)	(97)
Discontinued Operations	706	18
Phillips 66	$1,572	$826

Adjusted Earnings
	Millions of Dollars
	First Quarter	Fourth Quarter
	2014	2013
Midstream	$188	$121
Chemicals	316	261
Refining	306	418
Marketing and Specialties	137	105
Corporate and Other	(81)	(97)
Phillips 66	$866	$808

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $866 Million)

About Phillips 66

Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This integrated portfolio enables Phillips 66 to capture opportunities in the changing energy landscape. Headquartered in Houston, the company has 13,500 employees who are committed to operating excellence and safety. Phillips 66 had $51 billion of assets as of March 31, 2014. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted cash from operations. These are non-GAAP financial measures. Adjusted earnings, adjusted earnings per share, and adjusted cash from operations are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Prior period results have been recast to reflect realignment of certain businesses between segments and business lines. Within the Midstream segment, certain NGL pipelines were moved from the Transportation business to the NGL business. Sales commissions for specialty coke, polypropylene and solvents businesses are recorded in the M&S segment. Certain joint ventures, such as a base oil business, were moved from the Refining segment to the M&S segment.

Phillips 66 Reports First-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $866 Million)

Reconciliation of Earnings to Adjusted Earnings
	Millions of Dollars
	Except as Indicated
	1Q	4Q
	2014	2013
Consolidated
Earnings (loss)	$1,572	$826
Adjustments:
Discontinued operations	(706)	(18)
Adjusted earnings	$866	$808

Earnings per share of common stock (dollars)	$2.67	$1.37

Adjusted earnings per share of common stock (dollars)	$1.47	$1.34

Millions of Dollars
1Q
2014
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities	$1,398

Working capital adjustments
Working capital	(123)
Deferred tax impact from certain transactions on current taxes payable	468
Adjusted Working Capital	345

WRB special distribution	(760)
Adjusted Cash from Operations	$983

Millions of Dollars
2014 YTD
Phillips 66 - ROCE
Numerator
Net income	$1,578
After-tax interest expense	44
GAAP ROCE earnings	1,622
Special items	(706)
Adjusted ROCE earnings	$916

Denominator
GAAP average capital employed*	$28,296
Discontinued operations	(96)
Adjusted average capital employed	$28,200

Annualized Adjusted ROCE (percent)	13%
Annualized GAAP ROCE (percent)	23%
*Total equity plus total debt.